Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Dolby Laboratories, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus. As discussed in Note 1 of the Notes to Consolidated Financial Statements, the fiscal 2004 consolidated financial statements have been restated.

/s/    KPMG LLP

San Francisco, California

January 30, 2005